Lawson Products Reports First Quarter 2022 Results

Improved Performance Continues

CHICAGO, April 28, 2022 - Lawson Products, Inc. (NASDAQ:LAWS) ("Lawson" or the "Company"), today announced the Lawson Products stand-alone results for the first quarter ended March 31, 2022.

Summary Financial Highlights	Three Months Ended			Change
($ in millions, except earnings per share data)	March 31, 2022	December 31, 2021	March 31, 2021	Change Q1 2022 vs Q4 2021	Change Q1 2022 vs Q1 2021
Net Sales	$117.9	$102.1	$103.6	15.5%	13.8%
Average Daily Net Sales	$1.842	$1.701	$1.644	8.3%	12.0%
Number of Business Days	64	60	63	4	1

Reported Operating Income (Loss)	$12.1	$(0.8)	$4.8	NM	NM
Adjusted Operating Income (1)	$7.1	$6.1	$7.2	16.5%	(1.8)%

Reported Diluted Earnings (Loss) Per Share	$0.96	$(0.09)	$0.39	$1.05	$0.57
Adjusted Diluted Earnings Per Share (2)	$0.57	$0.52	$0.58	$0.05	$(0.01)

Adjusted EBITDA (1)	$9.2	$8.4	$9.1	8.8%	0.3%
Adjusted EBITDA Margin (1)	7.8%	8.3%	8.8%	(50) bps	(100) bps

(1) Excludes the impact of stock-based compensation, severance and non-recurring items. (See reconciliation in Table 1)
(2) Excludes the impact of stock-based compensation, severance and non-recurring items. (See reconciliation in Table 2)

“We are pleased to report sales growth of 13.8% over the prior year quarter, driven by strong growth in our now integrated Lawson/Partsmaster business, as well as within The Bolt Supply House business,” said Michael DeCata, president and chief executive officer.

Ron Knutson, chief financial officer, commented, “The Lawson team has continued to deliver, despite inflationary and supply chain challenges. We are taking the necessary actions to mitigate the effects of the inflationary environment on our profitability, including instituting price increases. We also continue to invest in our sales representatives which drove a 16.4% improvement in sales per rep per day productivity over a year ago. Our adjusted EBITDA improved over a year ago and over the fourth quarter despite being burdened with higher health insurance costs and increasing labor related costs to support the sales growth. The first quarter results help solidify the financial position to continue to invest in our growth initiatives and pursue accretive acquisitions.”

“The relationships the company has built over its 70-year history have made Lawson one of the most dependable companies in the MRO distribution industry. Our customers rely on us for their MRO needs through our vendor managed inventory services, products and technical expertise. In today’s challenging labor market, this places us in a great position to further support our ongoing customers’ needs,” concluded Mr. Knutson.

First Quarter and Recent Highlights

•The Company completed its strategic combination of Lawson Products, TestEquity and Gexpro Services on April 1, 2022.

•On April 4, 2022, Cesar Lanuza was appointed President and Chief Executive Officer of the Lawson Products operating company and Michael DeCata announced his retirement from the Company effective May 1, 2022.

•Net sales increased to $117.9 million compared to $103.6 million in the first quarter 2021. Average daily sales (ADS) were $1.842 million in the first quarter 2022, an improvement of 12.0% compared to $1.644 million of ADS in the first quarter of 2021.

•For the quarter, reported operating income was $12.1 million compared to operating income of $4.8 million in the prior year quarter. The most recent quarter results are inclusive of a non-operating net benefit of $5.0 million, which includes a stock-based compensation benefit of $8.6 million, partially offset by non-operating expenses of $3.6 million, which are primarily related to the April 1, 2022 combination of Lawson Products with TestEquity and Gexpro Services.

•Adjusted EBITDA was $9.2 million or 7.8% of sales for the quarter compared to $8.4 million or 8.3% of sales in the fourth quarter 2021 and $9.1 million or 8.8% of sales in the first quarter 2021. (See reconciliation in Table 1) The quarter was negatively impacted by higher health insurance costs of $1.5 million in the post-Covid environment experienced by many companies.

•Net income for the quarter was $9.0 million or $0.96 earnings per diluted share compared to $3.6 million or $0.39 per diluted share in the prior year quarter. Adjusted net income for the quarter was $5.3 million or $0.57 adjusted earnings per diluted share compared to $5.4 million or $0.58 adjusted earnings per diluted share in the prior year quarter. (See reconciliation in Table 2)

First Quarter Results

Net sales increased 13.8% to $117.9 million in the first quarter of 2022 compared $103.6 million in the prior year quarter. Average daily sales grew 12.0% to $1.842 million from $1.644 million in the prior year quarter on one more selling day in the first quarter 2022 compared to the first quarter 2021. The integrated Lawson/Partsmaster sales grew 12.1% through price, volume and sales rep productivity. Realization of price increases instituted during 2021 and the first quarter of 2022 led to higher sales on a sequential basis and compared to the prior year quarter. The Bolt Supply House sales improved 26.9% compared to the prior year quarter from continued strength in branch location sales and a recovery of direct sales to oil and gas customers.

Gross profit increased $5.9 million to $60.5 million in the first quarter of 2022 from $54.6 million in the prior year quarter primarily driven by higher sales. As a percentage of sales, reported gross margin decreased to 51.3% from 52.7% in the prior year quarter. The decrease in gross margin, as a percent of sales, is primarily due to a sales mix shift toward larger, lower margin customers, increased industry-wide supplier costs primarily driven by inflation and increased transportation and labor costs. The Company will continue to take the necessary actions to protect its margins.

Selling expenses were $26.3 million, or 22.3% of sales, in the first quarter of 2022 compared to $23.8 million, or 23.0% of sales in the prior year quarter. Increased selling expenses were primarily driven by higher sales representative compensation on sales growth, increased customer facing activities to stimulate the rebound from the pandemic, and increased health insurance costs experienced in a post-Covid environment. As a percentage of sales, selling expenses decreased from the prior year quarter driven by fixed expenses allocated over a larger sales base.

General and administrative expenses were $22.1 million in the first quarter of 2022 compared to $25.9 million in the prior year quarter, a decrease of $3.8 million. The lower general and administrative expense for the first quarter 2022 was primarily driven by a stock-based compensation benefit of $8.6 million for the quarter driven by a decrease in the stock price. This benefit was partially offset by costs of $3.0 million incurred in the first quarter of 2022 related to the strategic combination of Lawson Products with TestEquity and Gexpro Services which was consummated on April 1, 2022. Excluding stock-based compensation, severance and acquisition related costs, general and administrative expense increased by $2.7 million compared to the prior year quarter. This increase was driven primarily by higher employee related costs including additional health insurance claims of approximately $1.5 million.

Inclusive of a net benefit of $5.0 million of non-operating items consisting of stock-based compensation, severance and acquisition costs in the quarter, reported operating income was $12.1 million or 10.2% of sales in the first quarter of 2022. This compares to operating income of $4.8 million or 4.6% of sales in the prior year quarter. Non-GAAP adjusted operating income was $7.1 million for the first quarter of 2022 compared to $7.2 million in the prior year quarter. (See reconciliation in Table 1) For the quarter, adjusted EBITDA was $9.2 million or 7.8% of sales compared to $9.1 million or 8.8% of sales in the prior year quarter. (See reconciliation in Table 1)

Net income was $9.0 million, or $0.96 per diluted share, for the first quarter 2022 compared to net income of $3.6 million or $0.39 per diluted share in the prior year quarter. Adjusted net income was $5.3 million or $0.57 per diluted share compared to $5.4 million or $0.58 per diluted share a year ago. (See reconciliation in Table 2)

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss first quarter 2022 results at 9:00 a.m. Eastern Time on April 28, 2022. The conference call is available by direct dial at 1-877-545-0320 in the U.S. or 1-973-528-0002 from outside of the U.S. using passcode 792883. A replay of the conference call will be available approximately two hours after completion of the call through May 31, 2022. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 45239#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through May 31, 2022.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson and Partsmaster's Managed Inventory process and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The terms “aim,” “anticipate,” “believe,” “contemplates,” “continues,” “could,” “ensure,” “estimate,” “expect,” “forecasts,” “if,” “intend,” “likely,” “may,” “might,” “objective,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “probable,” “project,” “shall,” “should,” “strategy,” “will,” “would,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks, uncertainties and assumptions, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. Lawson can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and Lawson cautions readers not to place undue reliance on such statements, which speak only as of the date made. Lawson undertakes no obligation to release publicly any revisions to forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those projected as a result of certain risks and uncertainties. Certain risks associated with Lawson’s business are also discussed from time to time in the reports Lawson files with the SEC, including Lawson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Lawson’s Quarterly Reports on Form 10-Q and Lawson’s Current Reports on Form 8-K. In addition, the following factors, among others, could cause actual outcomes and results to differ materially from those discussed in the forward-looking statements: (i) whether or not the terms of the earnout provisions in either of the merger agreements will be satisfied such that Lawson would be required to issue additional shares of Lawson common stock in connection with the mergers; (ii) unanticipated difficulties or expenditures relating to the mergers; (iii) the risk that stockholder litigation in connection with the mergers results in significant costs of defense, indemnification and liability; and (iv) any problems arising in combining the businesses of Lawson, TestEquity and Gexpro Services, which may result in the combined company not operating as effectively and efficiently as expected.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021

Revenue	$117,877	$103,556
Cost of goods sold	57,379	48,996
Gross profit	60,498	54,560

Operating expenses:
Selling expenses	26,310	23,802
General & administrative expenses	22,112	25,948
Operating expenses	48,422	49,750

Operating income	12,076	4,810

Interest expense	(95)	(323)
Other income, net	204	372

Income before income taxes	12,185	4,859
Income tax expense	3,199	1,263

Net income	$8,986	$3,596

Basic income per share of common stock	$0.99	$0.40

Diluted income per share of common stock	$0.96	$0.39

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)

	March 31, 2022	December 31, 2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$5,534	$4,181
Restricted cash	200	198
Accounts receivable, less allowance for doubtful accounts	54,940	47,031
Inventories, net	77,297	73,849
Miscellaneous receivables and prepaid expenses	7,954	7,517
Total current assets	145,925	132,776

Property, plant and equipment, less accumulated depreciation and amortization	19,165	18,828
Deferred income taxes	18,556	20,111
Goodwill	35,510	35,313
Cash value of life insurance	18,025	18,573
Intangible assets, net	15,613	16,165
Right of use assets	17,571	14,045
Other assets	348	346
Total assets	$270,713	$256,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,726	$21,089
Lease obligation	4,855	4,467
Accrued expenses and other liabilities	34,516	46,688
Total current liabilities	71,097	72,244

Revolving line of credit	15,566	11,900
Security bonus plan	10,353	10,578
Lease obligation	13,908	10,841
Deferred compensation	11,321	11,962
Deferred tax liability	1,689	1,671
Other liabilities	4,047	3,954
Total liabilities	127,981	123,150

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 9,368,463 and 9,363,093 shares, respectively Outstanding - 9,120,167 and 9,115,584 shares, respectively	9,368	9,363
Capital in excess of par value	22,424	22,118
Retained earnings	120,001	111,015
Treasury stock – 248,296 and 247,509 shares, respectively	(10,066)	(10,033)
Accumulated other comprehensive income	1,005	544
Total stockholders’ equity	142,732	133,007
Total liabilities and stockholders’ equity	$270,713	$256,157

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful information of underlying trends of the business because they provide a comparison of historical information that excludes certain seasonal or non-operational items that impact the overall comparability. See Tables 1 and 2 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2022 and 2021 and the three months ended December 31, 2021. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income and EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021

Operating income (loss) as reported per GAAP	$12,076	$(825)	$4,810

Stock-based compensation (benefit) expense (1)	(8,595)	3,435	1,000

Severance expense (benefit) (2)	626	(64)	404

Costs related to merger agreements (3)	2,974	3,741	—

Employee acquisition costs (4)	—	169	172

Inventory reserve (benefit) expense (5)	—	(382)	825

Non-GAAP adjusted operating Income	7,081	6,074	7,211

Depreciation and amortization	2,089	2,351	1,935

Non-GAAP adjusted EBITDA	$9,170	$8,425	$9,146
(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price.
(2)    Includes severance expense from actions taken in 2022 and 2021.
(3)    Primarily costs related to the negotiation, review and execution of the merger agreements relating to Lawson’s business combination with TestEquity and Gexpro Services consummated on April 1, 2022.
(4)    Includes retention costs for actions taken in 2021 related to the Partsmaster acquisition.
(5)    Includes expense for 2021 Partsmaster inventory rationalization plan and write-down of personal protective equipment inventory to net realizable value.

.

Table 2 - Reconciliation of GAAP Net Income (Loss) and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net income (loss) as reported per GAAP	$8,986	$0.96	$(781)	$(0.09)	$3,596	$0.39

Pretax adjustments:

Stock-based compensation (benefit) expense	(8,595)	(0.92)	3,435	0.39	1,000	0.11

Severance expense (benefit)	626	0.07	(64)	(0.01)	404	0.04

Costs related to merger agreements	2,974	0.32	3,741	0.41	—	—

Employee acquisition costs	—	—	169	0.02	172	0.02

Inventory reserve (benefit) expense	—	—	(382)	(0.04)	825	0.09

Pretax adjustments	(4,995)	(0.53)	6,899	0.77	2,401	0.26

Tax effect on adjustments (1)	1,314	0.14	(1,428)	(0.16)	(624)	(0.07)

Total adjustments, net of tax	(3,681)	(0.39)	5,471	0.61	1,777	0.19

Non-GAAP adjusted net income	$5,305	$0.57	$4,690	$0.52	$5,373	$0.58

(1)    Tax effected at quarterly effective tax rate of 26.3% for the three months ended March 31, 2022, 20.7% for the three months ended December 31, 2021 and 26.0% for the three months ended March 31, 2021.
(2)    Pretax adjustments to diluted EPS calculated on 9.357 million of diluted shares for the first quarter 2022, 9.078 million of diluted shares for the fourth quarter 2021 and 9.328 million of diluted shares for the first quarter 2021.

Lawson Products Core Business
Table 3 - Quarterly Data (Unaudited)
Historical Lawson Segment Sales Representative and Productivity Information

	(Dollars in thousands)
	Three Months Ended
	Mar. 31 2022	Dec. 31 2021	Sep. 30 2021	Jun. 30 2021	Mar. 31 2021

Number of business days	64	60	64	64	63

Average daily net sales	$1,624	$1,486	$1,455	$1,471	$1,473
Year over year increase	10.3%	3.3%	17.3%	50.3%	16.4%
Sequential quarter increase (decrease)	9.3%	2.1%	(1.1)%	(0.1)%	2.4%

Average active sales rep count (1)	1,026	1,046	1,076	1,081	1,083
Period-end active sales rep count	1,023	1,037	1,064	1,086	1,079

Sales per rep per day	$1.583	$1.421	$1.352	$1.361	$1.360
Year over year increase	16.4%	8.6%	8.2%	33.0%	7.3%
Sequential quarter increase (decrease)	11.4%	5.1%	(0.7)%	0.1%	3.9%
(1)    Average active sales representative count represents the average of the month-end sales representative counts

Lawson Products, Inc.
Table 4 - Consolidated Quarterly Results (Unaudited)

	(Dollars in thousands)
	Three Months Ended
	Mar. 31 2022	Dec. 31 2021	Sep. 30 2021	Jun. 30 2021	Mar. 31 2021

Average daily net sales	$1,842	$1,701	$1,650	$1,665	$1,644
Year over year increase	12.0%	5.7%	16.9%	47.7%	15.6%
Sequential quarter increase (decrease)	8.3%	3.1%	(0.9)%	1.3%	2.2%

Net sales	$117,877	$102,067	$105,570	$106,540	$103,556
Gross profit	60,498	54,009	56,046	54,620	54,560

Gross profit percentage	51.3%	52.9%	53.1%	51.3%	52.7%

Selling, general & administrative expenses	$48,422	$54,834	$51,426	$51,238	$49,750

Operating income (loss)	$12,076	$(825)	$4,620	$3,382	$4,810

Company Contact

Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665

Investor Relations Contact

Sandy Martin or Steven Hooser
Three Part Advisors, LLC
214-616-2207